EXHIBIT 12
AT&T Inc.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES — PRO FORMA
For the Year Ended December 31, 2005
($ in millions)

						Adjustments		Combined
	Historical	Historical		Pro Forma	Historical	Consolidation		Pro Forma
	AT&T Inc.	ATTC *	Adjustments	AT&T/ATTC	BellSouth	of Cingular	Other	AT&T Inc.

Earnings:
Income from continuing operations before income taxes	$5,718	$2,489	$(223)	$7,984	$4,302	$198	$(3,489)	$8,995
Equity in net income of affiliates included above	(609)	(22)		(631)	(165)	333		(463)
Fixed Charges	1,680	751	(85)	2,346	1,241	1,853	(579)	4,861
Distributed income of equity affiliates	158	—		158	—			158
Interest capitalized	(36)	(20)		(56)	(8)	(44)	—	(108)

Earnings, as adjusted	$6,911	$3,198	$(308)	$9,801	$5,370	$2,340	$(4,068)	$13,443

Fixed Charges:
Interest expense	$1,456	$621	$(85)	$1,992	$1,124	$1,260	$(579)	$3,797
Interest capitalized	36	20		56	8	44		108
Dividends on preferred securities	31	—		31	—	—		31
Portion of rental expense representative of interest factor	157	110		267	109	549		925

Fixed Charges	$1,680	$751	$(85)	$2,346	$1,241	$1,853	$(579)	$4,861

Ratio of Earnings to Fixed Charges	4.11	4.26		4.18	4.33	1.26		2.77

*	ATTC results prior to the November 18, 2005 acquisition (January 1, 2005 through November 18, 2005)

AT&T Inc.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES — PRO FORMA
For the Three Months Ended March 31, 2006
($ in millions)

			Adjustments		Combined
	Historical	Historical	Consolidation		Pro Forma
	AT&T Inc.	BellSouth	of Cingular	Other	AT&T Inc.

Earnings:
Income from continuing operations before income taxes	$2,157	$1,161	$124	$(1,136)	$2,306
Equity in net income of affiliates included above	(334)	(139)	354		(119)
Fixed Charges	553	310	437	(94)	1,206
Distributed income of equity affiliates	21	—			21
Interest capitalized	(14)	(3)	(8)	—	(25)

Earnings, as adjusted	$2,383	$1,329	$907	$(1,230)	$3,389

Fixed Charges:
Interest expense	$464	$279	$297	$(94)	$946
Interest capitalized	14	3	8		25
Dividends on preferred securities	1	—	—		1
Portion of rental expense representative of interest factor	74	28	132		234

Fixed Charges	$553	$310	$437	$(94)	$1,206

Ratio of Earnings to Fixed Charges	4.31	4.29	2.08		2.81